EXHIBIT 10(x)

EMPLOYMENT AND STOCK OPTION AGREEMENT

        THIS EMPLOYMENT AND STOCK OPTION AGREEMENT is between CLARION TECHNOLOGIES, INC., a Delaware corporation, with its principal offices at 235 Central Avenue, Holland, Michigan 49423 (the "Company"), and DAVID SELVIUS, of 4488 Creek View Dr., Hudsonville, Michigan 49426 (the "Employee"), effective as of the 22nd day of December, 2000 (the "Effective Date").

RECITALS:

        The Company and the Employee have reached an understanding with respect to the employment of the Employee by the Company, and the parties desire to set forth their understanding with respect to such employment fully and completely in writing.

        NOW, THEREFORE, in consideration of the mutual promises and undertakings in this Agreement, the parties agree as follows:

        1.        Employment. The Company shall employ the Employee, and Employee shall work for the Company upon the terms and condition set forth in this Agreement. All business the Employee develops and secures during the term of this Agreement shall be the property of the Company.

        2.        Exclusive Agreement. The Employee shall devote his full time and best effort for the benefit of the Company during the term of this Employment Agreement. Among the other obligations imposed by this Employment Agreement, the Employee shall not be involved financially or otherwise with any competing business organization. The Employee represents and warrants that the Employee is not bound by any restrictive covenant or agreement that prevents or restricts the Employee from performing his duties hereunder and agrees to indemnify and hold the Company harmless from any liability arising out of his breach of such covenant or agreement or the failure to disclose the existence of such covenant or agreement to the Company.

        3.        General Duties. The Employee shall serve the Company as its Chief Financial Officer and shall be responsible for the Company's finance, information technology and human resource group. Employee's responsibility shall include finding and negotiating capital sources to fund the Company's growth, executing the Company's acquisition strategy, providing appropriate information systems and establishing and maintaining the Company's human resource practices. In addition, Employee shall perform such duties and assume such responsibilities as are normally inherent in such position and such other duties as may be requested of him by the Company.

        4.        Employment Term. The Employee's term of employment by the Company (the “Employment Term”) shall be for a period of five (5) years commencing on the date hereof (subject to earlier termination pursuant to Section 11 below) (the “Initial Term”); provided that the Employment Term shall be renewed automatically for one (1) year periods (“Renewal Terms”) at the end of the Initial Term and of each such Renewal Term, unless either party notifies the other party (in a written notice delivered at least sixty (60) days prior to the end of the Initial Term or a Renewal Term), that such party is terminating this Agreement effective as of the end of such Initial Term or any Renewal Term.

        5.        Confidential Information. The Employee acknowledges that the customer lists, chemical formula, manufacturing processes, devices, techniques, plans, methods, drawings, blueprints, reproductions, data, tables, calculations, letters or other paperwork, documents and know-how of the Company were designed and developed by the Company at great expense and over a lengthy period of time, are secret, confidential and unique and constitute the exclusive property and trade secrets of the Company. The Employee acknowledges further that any use of such property and trade secrets by the Employee other than for the sole benefit of the Company would be wrongful and cause irreparable harm to the Company. Accordingly, the Employee shall not, at any time during or subsequent to his employment by the Company, without the express written consent of the Company publish, disclose or divulge to any person, firm or corporation, or use, directly or indirectly, for his own benefit or for the benefit of any person, firm or corporation, for use other than for the Company, any property, trade secrets, Confidential Information (defined below) of the Company and its affiliates learned or obtained by him from the Company, including, but not limited to, the information and items set forth above. Confidential Information includes, but is not limited to, information not generally known and proprietary to the Company, about the Company's processes and products, including, but not limited to, information relating to research, development, manufacturing, purchasing, engineering, marketing and selling. All information disclosed to the Employee or to which the Employee shall obtain during such employment with the Company which the Employee has reasonable basis to believe to be Confidential Information, or which the Employee has a reasonable basis to believe the Company treats as Confidential Information, shall be presumed to be Confidential Information.

        6.        Inventions. The Employee shall disclose promptly to the Company any and all inventions, discoveries, and improvements (regardless of whether such are patentable or copyrightable) conceived or made by him, alone or with others, during the Employment Term and related, connected or pertinent to the business or activities, existent or contemplated, of the Company. The Employee acknowledges that all such inventions, discoveries and improvements are and shall be the property of the Company and hereby assigns and agrees to assign all of his interest therein to the Company or its nominee. Whenever requested to do so by the Company, the Employee shall execute without charge to the Company, any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain patents or copyrights in the United States or any foreign country or to protect or otherwise confirm the Company's interest and ownership therein. The Employee agrees that these obligations shall continue beyond the Employment Term.

        7.        Salary and Expenses. The Company shall pay the Employee a salary of One Hundred Fifty Thousand Dollars ($150,000) per year ("Annual Salary"); provided that following the termination of each full calendar year after December 31, 2000, during the Employment Term, the Annual Salary shall be adjusted, as of the succeeding February, as may be mutually agreed upon between the parties after an annual review and evaluation of the Employee's performance. The Employee's Annual Salary shall be payable in accordance with the normal payroll practices of the Company. The Company shall reimburse the Employee for all reasonable, legitimate and documented business expenses incurred by him upon submission of accounts in satisfactory form, subject to such limitations as the Company may impose in its discretion from time to time.

        8.        Additional Benefits. In addition to the compensation described in Section 7 above, the Employee shall be entitled during the Employment Term to receive the following additional benefits:

(a) Automobile. The Employee shall be entitled a monthly car allowance of Seven Hundred Fifty Dollars ($750).
(b) Insurance. The Company shall provide the Employee with life and disability insurance and health, hospitalization and major medical insurance coverage provided by the Company to the employees of the Company generally.

(c) Holidays. The Employee shall be entitled to all Federal legal holidays. In addition, the Employee shall be entitled to twenty (20) vacation days each year (to be taken at a reasonable time or times), during which time his compensation shall be paid in full.

(d) Sick Leave. The Employee shall be entitled to a reasonable amount of sick leave, which shall be determined by the Company.
(e) Retirement Plan(s). The Employee shall be entitled to participate in the Company's defined contribution plan(s) under the terms and conditions of those plan(s).

        9.        Grant of Option. The Company hereby grants to Employee the option to purchase 300,000 shares of the Company's common stock, par value $.001 per share, on the terms and conditions set forth in this Section 9 (the "Option"). The shares covered by the Option (the "Option Shares") shall not be considered or treated as incentive stock options ("ISOs") under the provisions of Section 422A of the Internal Revenue Code of 1986, as amended.

(a) Purchase Price. The purchase price of the shares covered by the Option shall be $2.0625 per share, which represents one hundred percent (100%) of the fair market value of a share of the Company's common stock on the Effective Date of this Agreement.

(b) Term of Option. The term of the Option shall be for a period of five (5) years from the Effective Date, subject to earlier termination as provided in subsequent sections of this Agreement.

(c) Exercise of Option. Except as provided in this Section 9(c) below, the Option shall not be exercisable prior to the expiration of six (6) months from the Effective Date. Thereafter, the Option may be exercised in accordance with the following vesting schedule:

Date June 22, 2001 December 22, 2001 December 22, 2002 December 22, 2003 December 22, 2004	Percent of Option Shares Vested to Date 33.33% 50.00% 66.66% 83.33% 100.00%

The Option will vest and become exercisable with respect to the percentage of Option Shares set forth opposite such date if Employee is employed by the Company or a Subsidiary as of such date. Notwithstanding the foregoing, the Option shall be fully vested and exercisable with respect to all of the Option Shares upon (x) a "Change in Control" of the Company (as defined in Section 10(c) below), or (y) the earlier of Employee's death or Disability.

The Option shall be exercised by written notice to the Company. The notice shall state the number of Option Shares with respect to which the Option is being exercised, shall be signed by the person exercising the Option, and shall be accompanied by payment of the full purchase price of the Option Shares. In the event the Option is exercised pursuant to Section 9(e) hereof by any person other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. Payment of the purchase price shall be made by (1) cash, check, bank draft, or money order, payable to the order of the Company, (2) the delivery by the Employee of unencumbered shares of common stock of the Company with a fair market value on the date of exercise equal to the total purchase price of the shares to be purchased, (3) the reduction in the number of shares issuable upon exercise (based on the fair market value of the shares on the date of exercise); or (4) a combination of (1), (2), and (3). Upon exercise of all or a portion of the Option, the Company shall issue to the Employee a stock certificate representing the number of shares with respect to which the Option was exercised.

(d) Tax Withholding. The exercise of the Option is subject to the satisfaction of withholding tax or other withholding liabilities, if any, under federal, state and local laws in connection with such exercise or the delivery or purchase of shares pursuant hereto. The exercise of the Option shall not be effective unless applicable withholding shall have been effected or obtained in the following manner or in any other manner acceptable to the Company. Unless otherwise prohibited by the Company, Employee may satisfy any such withholding tax obligation by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold from the shares otherwise issuable to Employee as a result of the exercise of the Option a number of shares having a fair market value as of the date that the amount of tax to be withheld is to be determined ("Tax Date"), which shall be the date of exercise of the Option, less than or equal to the amount of the withholding tax obligation; or (3) delivering to the Company unencumbered shares of the Company's common stock owned by Employee having a fair market value, as of the Tax Date, less than or equal to the amount of the withholding tax obligation.

(e) Transferability of Option. Except as provided below, the Option shall not be sold, transferred, assigned, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, levy, attachment or similar process. Except as provided below, any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of the Option contrary to the terms hereof, and any execution, levy, attachment or similar process upon the Option, shall be null and void and without effect. The Option may be transferred to (1) Employee's spouse, children or grandchildren (each an "Immediate Family Member"), (2) a trust or trusts for the exclusive benefit of an Immediate Family Member, or (3) a partnership or limited liability company whose only partners or members are Immediately Family Members. Each of the persons and entities listed above are referred to as a "Permitted Transferee." The Option may be transferred to a Permitted Transferee only if there is no consideration for the transfer. Following any transfer, the Option shall continue to be subject to the same terms and conditions immediately prior to transfer.

(f) Termination of Employment.

(1) Termination of Employment for Reasons Other Than Retirement, Disability or Death. In the event Employee ceases to be employed by the Company for any reason other than retirement or on account of Disability (as defined in Section 10(c) below) or death, the Option shall, to the extent rights to purchase shares have accrued at the date of such termination and shall not have been fully exercised, be exercisable, in whole or in part, at any time within a period of three (3) months following cessation of the Employee’s employment, subject, however, to the prior expiration of the Option.

(2) Termination of Employment for Retirement or Disability. In the event Employee ceases to be employed by the Company by reason of retirement after attaining age 55 or on account of Disability, the Option shall, to the extent rights to purchase shares have accrued at the date of such retirement or Disability and have not been fully exercised, be exercisable, in whole or in part, at any time within a period of twelve (12) months following such retirement or Disability, subject, however, to the prior to expiration of the Option. If the Employee dies after such retirement or Disability, the Option shall be exercisable in accordance with Section 9(f)(3) below.

(3) Termination of Employment for Death. Upon Employee’s death, the Option shall, to the extent rights to purchase shares hereunder have accrued at the date of death and shall not have been fully exercised, be exercisable, in whole or in part, by the personal representative of the Employee’s estate, by any person or persons who shall have acquired the Option directly from the Employee by bequest or inheritance or a Permitted Transferee at any time within twelve (12) months after his death, subject to the prior expiration of the Option.

(4) Termination of Option. If the Option is not exercised within whichever of the exercise periods specified in Section 9(f) is applicable, the Option shall terminate upon expiration of such exercise period.

(g) Changes in Capital Structure. The number of shares covered by the Option, and the price per share, shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock of the Company resulting from any combination of shares or the payment of a stock dividend on the Company's common stock or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

        If the Company shall be the surviving corporation in any merger or consolidation, or if the Company is merged into a wholly owned subsidiary solely for purposes of changing the Company's state of incorporation, the Option shall pertain to and apply to the securities to which a holder of the same number of shares as are then subject to the Option would have been entitled. Upon a "Change in Control" of the Company, as defined in Section 10(c) below, the Employee shall have the right immediately prior to such Change in Control to exercise the Option, in whole or in part, irrespective of the terms of Section 9(c) above.

        In the event of a change in the common stock of the Company as presently constituted, which is limited to a change of all its authorized shares into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the shares subject to the Option.

The grant of the Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

        10.        Severance.

(a) Benefits. Employee shall receive the following Severance Benefits (in addition to any other benefits provided under the terms of this Agreement) if eligible under Section 10(b) below:

(1) A lump sum cash amount (which shall be paid not later than thirty (30) days after the date of termination of employment) equal to Employee’s Annual Salary at the time of termination; and

(2) For a one (1) year period after the date employment is terminated, the Company will arrange to provide Employee, at the Company’s expense, with health care coverage equal to that in effect for Employee prior to the termination (or, if more favorable to Employee, that furnished generally to salaried employees of the Company). Upon the expiration of the health care benefits required to be provided pursuant to this Section 10(a), Employee shall be entitled to the continuation of such benefits under the provisions of Section 8(b) of this Agreement and the Consolidated Omnious Budget Reconciliation Act. Health care benefits otherwise receivable by Employee pursuant to this Section 10(a) shall be reduced to the extent comparable benefits are actually received by Employee from a subsequent employer during the one (1) year period following the date the employment is terminated, and any such benefits actually received by Employee shall be reported to the Company.

(b) Eligibility for Severance Benefits. Employee shall receive the Severance Benefits described in Section 10(a) above if Employee's employment is terminated during the term of this Agreement, and:

(1) The termination occurs within six (6) months after a Change of Control, unless the termination is (i) because of Employee’s death or Disability, (ii) by the Company for Cause, or (iii) by the Executive other than for Good Reason; or

(2) The Company terminates the employment of Employee within six (6) months before a Change of Control, in contemplation of such Change of Control, and to avoid the effect of this Agreement should such action occur after such Change of Control; or

(3) The Company terminates the employment of Employee at any time for reasons other than for Cause; or

(4) The Employee terminates employment for Good Reason.

(c) Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

(1) Change of Control. A “Change in Control” shall mean a change in control of the Company of such a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (“Exchange Act”), or such item thereof which may hereafter pertain to the same subject; provided that, and notwithstanding the foregoing, a Change in Control shall be deemed to have occurred if:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) At any time a majority of the Board of Directors of the Company is comprised of other than Continuing Directors (for purposes of this Section 10, the term Continuing Director means a director who was either (A) first elected or appointed as a Director prior to the Effective Date of this Agreement; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or

(iii) Any of the following occur:

(A) Any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty-one percent (51%) or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity;

(B) Any sale, exchange, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company which shall include, without limitation, the sale of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Company on a consolidated basis (excluding the sale and leaseback of any of the Company’s assets);

(C) Any liquidation or dissolution of the Company;

(D) Any reorganization, reverse stock split, or recapitalization of the Company which would result in a Change of Control; or

(E) Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

(2) Disability. “Disability” means that, as a result of Employee’s incapacity due to physical or mental illness, the Employee shall have been found to be eligible for the receipt of benefits under the Company’s long term disability plan.

(3) Cause. “Cause” means (i) the willful commission by the Employee of a criminal or other act that causes or will probably cause substantial economic damage to the Company or a Subsidiary or substantial injury to the business reputation of the Company or a Subsidiary; (ii) the commission by Employee of an act of fraud in the performance of such Employee’s duties on behalf of the Company or a Subsidiary; or (iii) the continuing willful failure of the Employee to perform the duties of Employee to the Company or a Subsidiary (other than any such failure resulting from Employee’s Disability or occurring after issuance by Employee of a Notice of Termination for Good Reason) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to Employee by the Board. For purposes of this Agreement, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that the action or omission was in the best interest of the Company or a Subsidiary.

(4) Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any one or more of the following without Employee's express written consent:

(i) The assignment to Employee of duties which are materially different from or inconsistent with the duties, responsibilities and status of Employee’s position, or which result in a significant reduction in Employee’s authority and responsibility as an Employee of the Company or a Subsidiary;

(ii) A reduction by the Company in Employee's Annual Salary;

(iii) Either (a) the Company requiring Employee to be based at a location in excess of thirty (30) miles from the location where Employee is currently based, or (b) in the event of any relocation of Employee with Employee’s express written consent, the failure of the Company or a Subsidiary to pay (or reimburse the Employee for) all reasonable moving expenses by Employee relating to a change of principal residence in connection with such relocation and to pay Employee the amount of any loss realized in the sale of Employee’s principal residence in connection with any such change of residence. Any gain realized upon the sale shall not offset the obligation to pay moving expenses, and the amounts payable under (b) shall be tax effected, all to the effect that Employee shall incur no loss on an after tax basis;

(iv) The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement;

(v) Any termination by the Company of Employee's employment that is other than for Cause; or

(vi) Any termination of Employee’s employment, reduction in Employee’s compensation or benefits, or adverse change in Employee’s location or duties, if such termination, reduction or adverse change (aa) occurs within six (6) months before a Change of Control, (bb) is in contemplation of such Change in Control, and (cc) is taken to avoid the effect of this Agreement should such action occur after such Change in Control.

The existence of Good Reason shall not be affected by Employee’s Disability. Employee’s continued employment shall not constitute a waiver of Employee’s rights with respect to any circumstance constituting Good Reason under this Agreement.

(5) Notice of Termination. “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated. Employee shall not be entitled to give a Notice of Termination that Employee is terminating employment for Good Reason more than six (6) months following the occurrence of the event alleged to constitute Good Reason, except with respect to an event which occurred before the Change of Control, in which case the Notice of Termination must be given within six (6) months following the Change of Control. Any termination by the Company for Cause or due to Employee’s Disability, or by Employee for Good Reason shall be communicated by Notice of Termination to the other party.

(6) Subsidiary. “Subsidiary” means a Company with at least eighty percent (80%) of its outstanding capital stock owned directly or indirectly by the Company.

        11.        Termination of Employment.

(a) The Employee's employment pursuant to this Agreement shall terminate upon the death or Disability (as defined in Section 10(c) above) of the Employee, and may be terminated for "Cause" (as defined in Section 10(c) above) by the Company at any time during the Employment Term.

(b) In the event: (1) the Employee's employment under this Agreement is terminated for Cause; (2) the Employee voluntary terminates his employment with the Company; or (3) of the death or Disability of the Employee, prior to the end of the Employment Term, the Company shall promptly pay to the Employee (or to the Employee's legal representatives) the amount of any Annual Salary attributable to periods prior to such termination and any reimbursable expenses, but Employee (or such legal representatives) shall not be entitled to receive any severance or other compensation, except as provided in Section 10 above.

(c) In the event the Employee's employment under this Agreement is terminated by the Company other than for Cause or any of the reasons listed in subsection 11(b) above, the Company shall promptly pay to Employee the amount of Annual Salary due for the remaining Employment Term, and shall provide during the balance of such Employment Term the Additional Benefits under Section 8 above.

        12.        Duty of Employee Upon Termination. The Employee shall, upon termination of this Agreement, return to the Company all the Company's records of any sort and all literature, supplies, letters, written or printed forms, and/or memoranda pertaining to the Company's business within 48 hours of such termination and without the necessity of demand by the Company.

        13.        Covenant on Termination.

(a) During the Employment Term and for a period of one (1) year after termination of employment with the Company (which shall include for purposes of this Section, any subsidiary, affiliate or shareholder of the Company), the Employee shall not at any time in or with respect to North America (i) compete, directly or indirectly, with the Company; (ii) directly or indirectly, on his own behalf or on behalf of or as an employee or agent of any other person or business, contact or approach any person or business wherever located, with a view to competing with the Company; (iii) participate as a director, officer, five percent or more shareholder, or partner of, to have any other direct or indirect financial interest in, any enterprise which engages in any business in which the Company shall be engaged; or (iv) participate as an employee, agent, representative or consultant in, or render any services to, any enterprise in which his responsibility relates to any such business.

(b) During the Employment Term and for a period of one (1) year thereafter, the Employee shall not induce or attempt to induce any customer of the Company to reduce its business with the Company or solicit or attempt to solicit any employees of the Company to leave the employ of the Company.

(c) The Employee acknowledges that the restrictions contained in this Section 13 are reasonable and necessary to protect the business and interests of the Company and that any violation of these restrictions will cause substantial and irreparable injury to the Company. Therefore, the Employee agrees that the Company is entitled, in addition to any other remedies, to preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach of this Agreement. The restrictions set forth herein shall be construed as independent covenants, and the existence of any claim or cause of action against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictions contained in this Section 13.

        14.        Severability. In the event any clause or provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect the validity or enforceability of any other provision herein, and this Agreement shall remain in full force and effect in all other respects. If a claim of invalidity or unenforceability of any provision of this Agreement is predicated upon the length of the term of any covenant or the area covered thereby, such provision shall not be deemed to be invalid or unenforceable; rather, such provision shall be deemed to be modified to the maximum area or the maximum duration as any court of competent jurisdiction shall deem reasonable, valid and enforceable.

        15.        Breach by Employee. The Employee shall conduct himself at all times according to the terms and conditions of this Agreement, and failure to do so shall render the Employee liable for any loss or damage the Company may suffer on account of such failure. With respect to the irreparable harm which the Company would suffer if the Employee breaches this Agreement, the Employee agrees that the Company may specifically enforce Employee's performance under this Agreement by injunction or otherwise, and Employee shall be liable to Company for the reasonable costs and attorney fees of any such action.

        16.        Statute of Limitations. The Employee agrees that any complaints, causes of action or claims that the Employee may bring arising out of the Employee's employment or termination of employment must be brought within six (6) months of the earlier of: (1) the date of the occurrence giving rise to the complaint, cause or action or claim; or (2) the date of termination of employment. This provision shall apply to all complaints, causes of action or claims arising out of the Employee's employment, including but not limited to actions based on: (a) wrongful termination; (b) any form of employment discrimination under federal or state law, including actions brought under the Federal Age Discrimination and Employment Act; (c) complaints brought within federal or state agencies under any federal or state law regulating wages, hours or any other term or condition of employment; (d) retaliation, in any form, as prohibited by state or federal statute; (e) breach, of contract, express or implied; and (f) damages to Employee's person, well-being or reputation.

        17.        Benefit. This Agreement shall be binding upon and operate for the benefit of the parties and their respective heirs, representatives, successors and assigns.

        18.        Amendment and Termination; Entire Agreement. The parties may amend or terminate this Agreement by written consent. This Agreement will automatically terminate upon the dissolution, bankruptcy or insolvency of the Company, or the death of the Employee.

        19.        Entire Agreement. The parties understand and agree that this Employment Agreement is the entire Agreement between the parties regarding the terms and conditions of the Employee's employment. The terms of this Agreement may not be varied, modified, supplemented or in any other way changed by extraneous verbal or written representations by the Company or its agents to the Employee.

        20.        Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws, and in the courts, of the State of Michigan.

        21.        Stipulated Venue. The Company and Employee agree that any action at law, suit equity or judicial proceeding for enforcement of this Agreement or any provision thereof, shall be instituted only in the federal or state courts situated in the County of Kent, State of Michigan.

        22.        Arbitration. Each party agrees not to bring suit against the other party in the courts of any jurisdiction in connection with any dispute which might be the subject of a civil action arising from the interpretation or application of this Agreement. Each party agrees that any such dispute shall be finally resolved by submission to compulsory commercial arbitration pursuant to MCLAss.ss.600.5001 to 600.5035, according to the American Arbitration Association rules, by one or several arbitrators appointed. The parties agree to be bound by the decision of the arbitration and that a judgment of any circuit court may be rendered upon the award made pursuant to said submission to arbitration.

        23.        Survival. The Covenants of Sections 12, 13, 15, 16, 21, and 22 shall survive the termination of this Agreement.

        24.        Notice. All notices, demands, requests, consents, reports, approvals, or other communications which may be or are required to be given, served, or sent pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram or hand delivery, addressed as follows:

The Company: Clarion Technologies, Inc. 235 Central Avenue Holland, MI 49423	Employee: 4488 Creek View Dr. Hudsonville, MI 49426

Each party may designate by written notice a new address to which any notice or communication may thereafter be so given. Each notice or communication which shall be mailed or transmitted in the manner described above shall be deemed sufficiently given, for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

[Signatures begin on next page]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EMPLOYEE: DAVID SELVIUS /s/ David W. Selvius (Signature) COMPANY: CLARION TECHNOLOGIES, INC. By: /s/ William Beckman Its: President

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